 Exhibit 99.1

PRESS RELEASE

FIRST CITIZENS CONGRATULATES BARRY LADD ON HIS RETIREMENT

On December 28, 2006, employees of First Citizens National Bank gathered to celebrate the retirement of Barry Ladd, Chief Administrative Officer and a dedicated member of the Executive Management Team. Barry began his career with First Citizens National Bank as Vice President and Manager of the Newbern Branch in April of 1972. Barry transitioned from the Newbern Office in 1984 to join the lending team in Dyersburg. He served for many years in a dual role of Commercial Lender and Security Officer and later assumed the role of Facilities Manager for the entire Corporation. The Green Village Financial Center CPU (Contract Postal Unit) evolved under Barry's supervision, allowing First Citizens to offer an additional service and convenience to both customers and non-customers. Barry managed an effective partnership between First Citizens and White & Associate Insurance, allowing First Citizens to expand product offerings that included all types of insurance. In recent years, his greatest contribution to the success of First Citizens comes as a result of his role as manager of the Strategic Planning Process. Under his leadership, we have been able to chart a course for growth and development that is praised by regulators and envied by peers. In spite of his success in Strategic Planning, he will be most remembered for his uncanny ability to develop and retain customer relationships. Barry will continue to serve First Citizens as a member of the bank's Board of Directors.